Exhibit 99.1

Orexigen Therapeutics Reports Financial Results for the Third Quarter Ended September 30, 2014

San Diego, CA, November 10, 2014 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced results for the third quarter ended September 30, 2014.

“We are thrilled that Contrave® (naltrexone HCl/bupropion HCl extended release) is now available to patients,” said Michael Narachi, CEO of Orexigen. “In addition to strong commercial resourcing, Takeda is bringing innovative approaches to the Contrave launch, by supporting the patient’s complete approach to weight management with companion programs such as a weight loss program called Scale Down as well as Contrave Direct Save.”

Narachi continued: “Regarding the European Marketing Authorization Application for MysimbaTM (naltrexone HCl/bupropion HCl prolonged release) for chronic weight management, we are pleased with the progress of the review. We met recently with the European reviewers to discuss a final list of issues, all of which we believe are addressable. We will submit our responses later this month and expect the CHMP opinion by year end.”

Financial results for the three months ended September 30, 2014

For the three months ended September 30, 2014, Orexigen reported net income of $11.3 million, or $0.09 per share, as compared to a net loss of $18.6 million, or $0.19 per share, for the third quarter of 2013.

Total revenues for the third quarter of 2014 were $30.9 million compared to $857,000 for the same quarter in 2013. This increase in 2014 was due to recognition of two regulatory/development milestones, consisting of $20.0 million due upon regulatory approval in the U.S. and $10.0 million due upon the delivery of Contrave launch supplies to Takeda.

Total operating expenses for the third quarter of 2014 were $17.8 million compared to $19.4 million for the third quarter of 2013. This overall decrease in operating expenses primarily reflects a decrease in research and development expenses associated with the conduct of the Light Study, the Contrave cardiovascular outcomes trial.

As of September 30, 2014, Orexigen had $68.4 million in cash and cash equivalents and an additional $50.3 million in marketable securities, for a total of $118.7 million. As previously announced, Orexigen received milestone payments totaling $30 million and expects to receive another milestone payment of $70 million from Takeda this week. The Company expects to end 2014 with cash, cash equivalents and marketable securities of approximately $190 million.

Naltrexone HCl/bupropion HCl program update:

•	In September 2014, the United States Food and Drug Administration (FDA) approved Contrave (naltrexone HCl/bupropion HCl) extended release tablets as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition.

Orexigen has licensed North American Contrave rights to partner, Takeda Pharmaceuticals. Takeda has launched Contrave in the United States with a sales force of 900 representatives and companion program offerings to support a patient’s complete approach to weight management. These programs include Contrave Direct Save, which provides the lowest cost available for both commercially insured and cash-paying patients, with one-on-one pharmacy support and the convenience of home delivery, and the Scale Down program, which provides weight management support with a wireless scale that triggers personalized messages based on weigh-ins. The Scale Down program is a product from Scale Down LLC, a company that is independent from both Takeda and Orexigen and is solely responsible for its content.

•	Orexigen has filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) seeking European approval for Mysimba® for chronic weight management in adults who are obese or overweight with certain weight related comorbidities. Mysimba is the brand name granted in Europe for NB32 (naltrexone HCl / bupropion HCl prolonged release). In September, Orexigen submitted answers to the EMA’s Committee for Medicinal Products for Human Use (CHMP) Day 180 List of Outstanding Issues (LOI) and the application was discussed at CHMP meeting in October. Following the meeting, Orexigen received a revised and final LOI for the Company’s written response. No major objections remain in the CHMP assessment. The Company believes the remaining issues are addressable. Orexigen intends to submit written responses in November and expects a CHMP opinion in December.

Orexigen owns Mysimba/NB32 rights outside of North America and will seek a commercial partner in those territories.

Conference Call Today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the third quarter 2014 financial results and recent business highlights. The live call may be accessed by calling (800) 708-4539 (domestic) or (847) 619-6396 (international), participant code 38402718. The webcast can be accessed live on the Investor Relations section of the Orexigen web site at www.orexigen.com and will be archived for 14 days following the call.

Important Safety Information for Contrave (naltrexone HCl and bupropion HCl)

WARNING: SUICIDAL THOUGHTS AND BEHAVIORS; AND NEUROPSYCHIATRIC REACTIONS

SUICIDALITY AND ANTIDEPRESSANT DRUGS

CONTRAVE is not approved for use in the treatment of major depressive disorder or other psychiatric disorders. CONTRAVE contains bupropion, the same active ingredient as some other antidepressant medications (including, but not limited to, WELLBUTRIN, WELLBUTRIN SR, WELLBUTRIN XL and APLENZIN). Antidepressants increased the risk of suicidal thoughts and behavior in children, adolescents, and young adults in short-term trials. These trials did not show an increase in the risk of suicidal thoughts and behavior with antidepressant use in subjects over age 24; there was a reduction in risk with antidepressant use in subjects aged 65 and older. In patients of all ages who are started on CONTRAVE, monitor closely for worsening, and for the emergence of suicidal thoughts and behaviors. Advise families and caregivers of the need for close observation and communication with the prescriber. CONTRAVE is not approved for use in pediatric patients.

NEUROPSYCHIATRIC REACTIONS IN PATIENTS TAKING BUPROPION FOR SMOKING CESSATION

Serious neuropsychiatric reactions have occurred in patients taking bupropion for smoking cessation. The majority of these reactions occurred during bupropion treatment, but some occurred in the context of discontinuing treatment. In many cases, a causal relationship to bupropion treatment is not certain, because depressed mood may be a symptom of nicotine withdrawal. However, some of the cases occurred in patients taking bupropion who continued to smoke. Although CONTRAVE is not approved for smoking cessation, observe all patients for neuropsychiatric reactions. Instruct the patient to contact a healthcare provider if such reactions occur.

Contraindications: CONTRAVE is contraindicated in patients with uncontrolled hypertension, seizure disorder, or current or prior diagnosis of anorexia nervosa or bulimia; in patients undergoing abrupt discontinuation of alcohol, benzodiazepines, barbiturates, and antiepileptic drugs; with use of other bupropion-containing products; for use with chronic opioids or opiate agonists (eg, methadone) or partial agonists (eg, buprenorphine) or acute opiate withdrawal;

during/within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); in patients with known allergy to any other component of CONTRAVE—anaphylactoid/anaphylactic reactions and Stevens-Johnson syndrome have been reported; in pregnancy.

Warnings and Precautions

Suicidal Behavior and Ideation: All patients being treated with antidepressants for any indication should be monitored appropriately and observed closely for clinical worsening, suicidality, and unusual changes in behavior, especially during the initial few months of a course of drug therapy or at times of dose changes, either increases or decreases. Consider changing the therapeutic regimen or discontinuing in patients whose depression is persistently worse, or who are experiencing emergent suicidality or symptoms of anxiety, agitation, panic attacks, insomnia, irritability, hostility, aggressiveness, impulsivity, akathisia (psychomotor restlessness), hypomania, or mania, especially if these symptoms are severe, abrupt in onset, or were not part of the patient’s presenting symptoms. Alert families and caregivers of patients being treated with antidepressants about the need to monitor patients for the emergence of above mentioned symptoms, as well as the emergence of suicidality, daily and to report such symptoms immediately. Prescriptions for CONTRAVE should be written for the smallest quantity of tablets consistent with good patient management in order to reduce the risk of overdose.

Neuropsychiatric Symptoms and Suicide Risk in Smoking Cessation Treatment: CONTRAVE is not approved for smoking cessation treatment, but serious neuropsychiatric symptoms have been reported in patients taking bupropion for smoking cessation, including changes in mood (including depression and mania), psychosis, hallucinations, paranoia, delusions, homicidal ideation, hostility, agitation, aggression, anxiety and panic, as well as suicidal ideation, suicide attempt, and completed suicide. Observe patients for the occurrence of neuropsychiatric reactions. Instruct patients to contact a healthcare professional if such reactions occur.

Seizures: CONTRAVE can cause seizures. The risk of seizure is dose-related. Discontinue treatment and do not restart CONTRAVE in patients who experience a seizure. Use caution and consider the risk when prescribing CONTRAVE to patients with predisposing factors, clinical situations, and concomitant medications that may lower seizure threshold. Risk of seizure may be minimized by adhering to the recommended dosing schedule and avoiding co-administration with a high-fat meal.

Patients Receiving Opioid Analgesics: CONTRAVE should not be administered to patients receiving chronic opioids. Patients may be vulnerable to opioid overdose and/or precipitated opioid withdrawal.

Increase in Blood Pressure (BP) and Heart Rate (HR): CONTRAVE can cause an increase in systolic BP, diastolic BP, and/or resting HR. Monitor BP and HR especially in patients with cardiac or cerebrovascular disease and/or with controlled hypertension.

Allergic Reactions: Anaphylactoid/anaphylactic reactions and symptoms suggestive of delayed hypersensitivity have been reported in clinical trials with bupropion, as well as rare spontaneous reports of erythema multiforme, Stevens-Johnson syndrome, and anaphylactic shock.

Hepatotoxicity: Cases of hepatitis, clinically significant liver dysfunction, and transient asymptomatic hepatic transaminase elevations have been observed with naltrexone exposure. Use of CONTRAVE should be discontinued in the event of symptoms/signs of acute hepatitis.

Activation of Mania: Prior to initiating CONTRAVE, screen patients for history of bipolar disorder and the presence of risk factors for bipolar disorder (eg, family history of bipolar disorder, suicide, or depression).

Angle-Closure Glaucoma: The pupillary dilation that occurs following use of many antidepressant drugs, including bupropion, a component of CONTRAVE, may trigger an angle-closure attack in a patient with anatomically narrow angles who does not have a patent iridectomy.

Use of Antidiabetic Medications: Weight loss may increase the risk of hypoglycemia in patients with type 2 diabetes mellitus treated with insulin and/or insulin secretagogues (eg, sulfonylureas). Monitor blood glucose levels.

Adverse Reactions: Most common adverse reactions (>5%) include: nausea (32.5%), constipation (19.2%), headache (17.6%), vomiting (10.7%), dizziness (9.9%), insomnia (9.2%), dry mouth (8.1%), and diarrhea (7.1%).

Drug Interactions: Increased risk of hypertensive reactions can occur when CONTRAVE is used concomitantly with MAOIs. Use caution and consider dose reduction of drugs metabolized by CYP2D6 when using with CONTRAVE. Avoid concomitant use with CYP2B6 inducers. Reduce CONTRAVE dose when taken with CYP2B6 inhibitors. Dose CONTRAVE with caution when used with drugs that lower seizure threshold. Use caution and monitor for CNS toxicity when using CONTRAVE concomitantly with dopaminergic drugs (levodopa and amantadine). CONTRAVE can cause false positive urine test results for amphetamines.

Indication

CONTRAVE is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of:

•	30 kg/m2 or greater (obese) or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (eg, hypertension, type 2 diabetes mellitus, or dyslipidemia)

Limitations of Use

The effect of CONTRAVE on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of CONTRAVE in combination with other products intended for weight loss, including prescription drugs, over-the-counter drugs, and herbal preparations, have not been established.

Please see full Prescribing Information, including Medication Guide, for Contrave.

More information is also available at www.ContraveHCP.com and www.Contrave.com.

Contrave® is a trademark of Orexigen Therapeutics, Inc. registered with the U.S. Patent and Trademark Office. Scale Down is a program designed and sold by Scale Down, LLC. Scale Down, LLC is an independent company and not part of Orexigen Therapeutics, Inc. Orexigen does not control the content developed and presented by the Scale Down program. All other trademarks are the property of their respective owners.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Orexigen developed Contrave® (naltrexone HCl and bupropion HCl extended-release), which is approved in the United States. Orexigen’s strategy for Contrave is to pursue marketing authorizations worldwide and pharmaceutical partnerships for global commercialization. Orexigen’s partner for North America, Takeda Pharmaceuticals, will commercialize Contrave in the United States, Canada and Mexico. Orexigen has submitted an application for marketing authorization for Mysimba® (naltrexone HCl / bupropion HCl prolonged release) in Europe, with an opinion from the European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP) expected in December 2014. Further information about the Company can be found at http://www.orexigen.com/.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the timing of an opinion for MySimba by year end by the CHMP; the timing of Orexigen’s response to the final Day 180 List of Outstanding Issues; the use by Takeda of 900 sales representatives focusing on primary care physicians in the U.S.; the success of a U.S. primary care launch of Contrave; and Takeda’s use of companion programs such as Scale Down and Contrave Direct Save. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential that Takeda will not successfully launch Contrave; the possibility that public disclosure of the results of the interim analysis of the Light Study would later be deemed to jeopardize the integrity of ongoing cardiovascular outcomes trials resulting in the requirement to conduct additional, costly studies; additional analysis of the interim results or new data from the continuing Light Study, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with the conclusion that the interim analysis was successful; the potential that the interim analysis may not be predictive of future results in the Light Study or another cardiovascular outcomes trial; the possibility that the CHMP determines to not approve Contrave; the potential for early termination of Orexigen’s North American collaboration agreement with Takeda; the possibility that Orexigen is unable to find a partner for Contrave in territories outside of North America, the final results of the Light Study or another cardiovascular outcomes trial may not support continued approval of Contrave; the therapeutic and commercial value of Contrave; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2014 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Orexigen Contact:	Media Contact:
McDavid Stilwell	David Walsey
VP, Corporate Communications and Business Development	BrewLife
(858) 875-8629	(858) 617-0772
SOURCE Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$68,358	$98,121
Accounts receivable	32,014	77
Investment securities, available-for-sale	50,277	78,875
Inventory	754	—
Prepaid expenses and other current assets	1,757	1,209

Total current assets	153,160	178,282
Property and equipment, net	718	630
Other long-term assets	426	1,032
Restricted cash	177	177

Total assets	$154,481	$180,121

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,743	$4,787
Accrued clinical trial expenses	6,932	7,886
Accrued expenses	6,631	6,751
Deferred revenue, current portion	3,429	3,429

Total current liabilities	21,735	22,853
Long term convertible debt	82,911	80,031
Deferred revenue, less current portion	32,572	35,143
Other long-term liabilities	378	232
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at September 30, 2014 and December 31, 2013; no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at September 30, 2014 and December 31, 2013 and; 123,073,090 and 104,970,200 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	123	105
Additional paid-in capital	569,357	556,235
Accumulated other comprehensive income (loss)	12	(3)
Accumulated deficit	(552,607)	(514,475)

Total stockholders’ equity	16,885	41,862

Total liabilities and stockholders’ equity	$154,481	$180,121

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Collaborative agreement	$30,857	$857	$32,571	$2,571

Total revenues	30,857	857	32,571	2,571
Operating expenses:
Research and development	10,719	13,027	44,446	41,276
General and administrative	7,097	6,411	21,040	17,537

Total operating expenses	17,816	19,438	65,486	58,813

Income (loss) from operations	13,041	(18,581)	(32,915)	(56,242)
Interest and other (expense) income, net:
Interest income	16	9	68	57
Interest expense	(1,784)	—	(5,285)	(1)

Total interest and other (expense) income, net	(1,768)	9	(5,217)	56

Net income (loss)	$11,273	$(18,572)	$(38,132)	$(56,186)

Basic and diluted net income (loss) per share	$0.09	$(0.19)	$(0.33)	$(0.59)

Shares used in computing basic net income (loss) per share	122,583	98,737	116,655	94,717

Shares used in computing diluted net income (loss) per share	130,140	98,737	116,655	94,717